Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-68989

PROSPECTUS

                                 CITIGROUP INC.

                           TRAVELERS LIFE AND ANNUITY
                        AGENCY CAPITAL ACCUMULATION PLAN

                         214,440 shares of Common Stock

         The shares are traded on the New York Stock Exchange, Symbol: C

 This prospectus describes information you should know before participating in the Travelers Life and Annuity Agency Capital Accumulation Plan (the "Plan"). Please read it carefully.

 Under the Plan, restricted shares of common stock of Citigroup Inc. ("Citigroup" or "the Company") are issued to key insurance agencies of The Travelers Insurance Company, and The Travelers Life and Annuity Company (both "the Insurance Companies"), and to individuals (independent contractors) who serve as division managers of Tower Square Securities, Inc. ("Tower Square"), a broker dealer registered under Section 15 of the Securities Exchange Act of 1934. The agencies and division managers receiving the shares must meet certain conditions and must agree to receive the shares in place of a portion of cash compensation. Such cash compensation may be in the form of commissions or other sales-based compensation otherwise payable by the Insurance Companies to the agencies, and may be commissions, supervisory compensation, bonuses or other remuneration otherwise payable by Tower Square to its division managers. The price of the shares is generally based on a 5-day average of Citigroup's stock price discounted by 25%. The shares have restrictions imposed on them and may be forfeited in certain circumstances.

 This prospectus explains:

         o how the agencies and division managers can participate

         o the requirements for receiving the shares

         o how the share price is calculated

         o restrictions on the shares

         o the forfeiture policy if certain requirements are not met

         o other aspects of the Plan

 Citigroup indirectly owns the Insurance Companies and Tower Square, which together sponsor the Plan. Where required, Tower Square, a registered broker-dealer, will act as the agent on Citigroup's behalf. Citigroup does not pay any underwriting discount or commission in connection with these shares.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES OR INSURANCE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS COMPLETE OR TRUTHFUL. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       PROSPECTUS DATED DECEMBER 17, 2004

                                 CITIGROUP INC.


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Citigroup is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts doing business in more than 100 countries. Citigroup's activities are conducted through the Global Consumer, Global Corporate and Investment Bank, Private Client Services, Global Investment Management, and Proprietary Investment Activities business segments.

Citigroup is a holding company and services its obligations primarily with dividends and advances that it receives from subsidiaries. Citigroup's subsidiaries that operate in the banking, insurance and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities, state insurance departments and securities regulators. Citigroup's subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup's ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock. Each of Citigroup's major operating subsidiaries finances its operations on a stand-alone basis consistent with its capitalization and ratings.

Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citigroup may be required to commit resources to its subsidiary banks.

The principal office of Citigroup is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.


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                           TRAVELERS LIFE AND ANNUITY
                        AGENCY CAPITAL ACCUMULATION PLAN

 GENERAL INFORMATION
 Under the Plan, for those who elect to participate, Citigroup issues restricted stock to certain agencies representing the Insurance Companies and certain division managers of Tower Square. By participating in the Plan, the agencies and division managers will receive awards of restricted stock instead of a portion of cash compensation. Eligible agencies must have general agency agreements with one or both of the Insurance Companies. Eligible division managers of Tower Square are independent contractors (not employees) and must be the individual responsible for oversight supervision and the division's registered representatives.

 The Company's Board of Directors authorized the Plan on October 20, 1998; it became effective on January 1, 1999. As originally established, the Plan enabled the Insurance Companies to attract, retain and motivate independent life insurance agencies that sell its life, health and annuity products. The Plan allows the Insurance Companies to compensate the agencies for their contributions to the growth and profits of the Insurance Companies and its parent, Citigroup. As amended December 17, 2004, the Plan adds Tower Square as a sponsor of the Plan and enables it to attract, retain and motivate the individuals who supervise the operation of Tower Square divisional offices. The Plan allows Tower Square to compensate its division managers for their supervision of the division's registered representatives and their contributions to the growth and profits of Tower Square, the Insurance Companies and Citigroup. It also encourages the agencies, their principals and associated agents representing the Insurance Companies and Tower Square division managers to own Citigroup common stock. Citigroup's Personnel and Compensation Committee, or its designee, administers the Plan. Throughout this document, the Committee and/or its designee are referred to as the "Committee."

 Below is a summary of the Plan. If there are any discrepancies between this summary and the full text of the Plan (attached as Annex A), the text of the Plan takes precedence. All determinations regarding the plan and its benefits are governed by the terms of the Plan and the administrative rules in effect from time to time.

 The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Internal Revenue Code, as amended.

 The adoption of the Plan shall not confer upon any Agency any right to continue to represent the Insurance Companies in the sale of insurance, or otherwise, as the case may be, nor shall it interfere in any way with the right of the Company or any of the Insurance Companies to terminate the agency relationship with any of its Agencies at any time for any reason. Nothing contained herein is intended or shall be construed to modify or supercede the terms of any existing contracts between an Agency and the Insurance Companies, including but not limited to any General Agency Agreement, any profit sharing arrangement, any profit sharing or performance plus agreement or any agency benefit agreement. The Plan shall not confer upon any Division Manager any right to continued representation with Tower Square as a Division Manager, or otherwise, nor shall it interfere in any way with the right of Tower Square to terminate its relationship with any Division Manager at any time for any reason.

 IMPORTANT NOTE ABOUT THE AMERICAN JOBS CREATION ACT OF 2004
 As a result of the American Jobs Creation Act of 2004 (the "Act"), which was signed into law on October 22, 2004, the U.S. tax consequences described in the prospectus under "Certain Federal Income Tax consequences" may be subject to change. Participants who are U.S. taxpayers could be subject to adverse tax consequences if the Plan does not conform to the requirements of the Act.

 The Company intends to modify the Plan, as necessary, to conform to the requirements of the Act in accordance with transition rules to be issued within 60 days of enactment of the Act and/or final regulations under the Act. To the extent the Company deems it necessary or appropriate to amend the Plan, the participants will receive a prospectus supplement describing any such changes.


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


 If necessitated by the Act, the Company may consider any or all elections to participate in the Plan to be void. In addition, in the unlikely event that the Plan cannot be brought into compliance with the Act, the Company, at its discretion, may discontinue the Plan.





 DESCRIPTION OF THE PLAN

 RULES RELATED TO ELIGIBLE AGENCIES OF THE INSURANCE COMPANIES
 ANNUAL ELIGIBILITY REQUIREMENTS FOR AGENCIES. Eligibility is based on the amount of first year base commissions and production rank an Insurance Company agency earned in the calendar year before the Plan Year.

 To be eligible, agencies must meet the following requirements for the prior calendar year:

       o minimum first year base commissions of $350,000.

       o a minimum life persistency of 85%

       o a minimum annuity persistency of 85% and

       o a minimum health placement ratio of 60%

 No more than 40 agencies can be eligible in any Plan Year. If over 40 agencies meet the criteria, only the 40 with the highest eligible first year commissions for that year will be selected. If eligible, an agency may choose to receive restricted stock in place of a certain amount of cash compensation. Compensation consists of all commissions, overrides and allowances paid by the Insurance Company to an agency under a general agency agreement for the sale of the Insurance Company's life, annuity and health insurance.

 AWARDS OF RESTRICTED STOCK TO AGENCIES. Eligible agencies that choose to participate in the Plan will receive awards of restricted stock. The Committee will approve the awards, based on the recommendations of the Insurance Company and each eligible agency's election to participate. For each eligible agency or group of agencies, the Committee will determine:

      o The number of shares to be awarded to each eligible agency

      o The minimum and maximum number of eligible agencies that may participate

      o The frequency of awards and

      o All other terms and conditions that apply to Plan participation and the awards.

ANNUAL DEFERRAL AMOUNT FOR AGENCIES. During each annual Plan enrollment period, eligible agencies elect whether to participate in the Plan and receive restricted stock. If so, they specify the number of shares to be paid in restricted stock in place of cash compensation. The minimum deferral amount would purchase one hundred (100) shares of restricted stock. The maximum number of shares is based on the agency's eligible first year base commissions received in the calendar year prior to the Plan Year. Amounts are relative to other eligible agencies, as follows:

    RELATIVE LEVEL OF ELIGIBLE AGENCY'S
    PRODUCTION IN PRIOR CALENDAR YEAR                        MAXIMUM # OF SHARES
    ----------------------------------------------------------------------------
    Top 20% of Eligible Agencies(1-8).................................800 Shares
    21% - 40% of Eligible Agencies(9-16)..............................700 Shares
    41% - 60% of Eligible Agencies(17-24).............................600 Shares
    61% - 80% of Eligible Agencies(25-32).............................500 Shares
    81 % - 100% of Eligible Agencies(33-40)...........................400 Shares


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 RULES RELATED TO ELIGIBLE TOWER SQUARE DIVISION MANAGERS

 ANNUAL ELIGIBILITY REQUIREMENTS FOR DIVISION MANAGERS. Eligibility is based on the amount of and production rank a Tower Square division manager earned in the calendar year before the Plan Year.

 To be eligible, the eligible gross dealer concessions (as defined below) for the prior calendar year for the division for which the division manager is responsible must exceed $700,000.

 No more than 10 division managers can be eligible in any Plan Year. If more than 10 division managers meet the criteria, only the 10 with the highest eligible gross dealer concessions for that year will be selected. If eligible, a division manager may choose to receive restricted stock in place of a certain amount of cash compensation. Compensation consists of all payment to division managers by Tower Square whether in the form of basic compensation, overrides, commissions, bonuses or allowances related to the division manager's status as such division manager.

 AWARDS OF RESTRICTED STOCK TO ELIGIBLE DIVISION MANAGERS, Eligible division managers who choose to participate in the Plan will receive awards of restricted stock. The committee will approve the awards based on the recommendations of Tower Square and each division manager's election to participate. For each eligible division manager, the Committee will determine:

     o The number of shares to be awarded to each eligible division manager;
     o The minimum and maximum number of eligible division managers that may participate;
     o The frequency of awards; and
     o All other terms and conditions that apply to Plan participation and the awards.

 ANNUAL DEFERRAL AMOUNT FOR DIVISION MANAGERS. During each annual Plan enrollment period, eligible division managers elect whether to participate in the Plan and receive restricted stock. If so, they specify the number of shares to be paid in restricted stock in place of cash compensation. The minimum deferral amount would purchase one hundred (100) shares of restricted stock. The maximum number of shares is based on the division manager's eligible gross dealer concessions received in the calendar year prior to the Plan Year. Amounts are relative to other eligible division managers, as follows:

         GENERAL RELATIVE LEVEL OF ELIGIBLE DIVISION
         MANAGER'S PRODUCTION IN PRIOR CALENDAR YEAR         MAXIMUM # OF SHARES
         -----------------------------------------------------------------------
         Top 20% of Division Managers (1 & 2).........................800 Shares
         21% - 40% of Division Managers (3 & 4).......................700 Shares
         41% - 60% of Division Managers (5 & 6).......................600 Shares
         61% - 80% of Division Managers (7 & 8).......................500 Shares
         81 % - 100% of Division Managers (9 & 10)....................400 Shares

 Shares must be in multiples of 100; no fractional shares can be elected. An agency or division manager may be required to elect the number of shares to be included in an award before knowing:

       (1) if it will be eligible to receive an award,

       (2) the number of shares to be included in an award, and

       (3) the amount of the eligible compensation.

Agencies and division managers making elections under the Plan must meet all administrative guidelines adopted by the Committee from time to time, including ensuring that elections are received on time. Once an election to receive the restricted stock is made, it cannot be revoked or changed, and participation must continue throughout the calendar year. An agency or division manager can only make changes during an enrollment period for the next calendar year.

DISCOUNTED PRICE OF RESTRICTED STOCK. The price of the restricted stock will be based on the fair market value of Citigroup common stock and then discounted. The Citigroup stock price used will be an average of the closing prices for Citigroup on the New York Stock Exchange for the five (5) trading days before the award date. That average price will be discounted at 25%.

The Committee may determine that another discount rate should be used to reflect the impact of the stock's restrictions and its potential for forfeiture. The Committee may also choose an alternate way to determine the Citigroup stock price to be discounted.


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


RESTRICTED STOCK

TRANSFER RESTRICTIONS. Agencies and division managers that receive an award may not sell, transfer, pledge, assign, margin or otherwise dispose of the restricted stock for three (3) years after the award date. This restriction does not prohibit the agency from entering into agreements with its principal(s) and/or associated agents, if any, with respect to rights and limitations associated with the stock. However, these principal (s) and/or associated agents will have no rights under the Plan, and neither Citigroup nor its affiliates will have any liability under such agreements. It is not intended for division managers to be permitted to enter into any agreement to assign any portion of their rights under the Plan to another individual or entity. The Plan does not allow funds or securities held under the Plan to have any liens attached.

 The Committee reserves the right to:

       o change or extend the restricted period

       o provide for alternative restrictions during an extension

       o provide for the lapse of restrictions in installments

       o accelerate or waive any restrictions in whole or in part.

DIVIDENDS AND VOTING RIGHTS. Holders of restricted stock may receive regular dividends or dividend equivalents during the restricted period. Generally, during the restricted period, a holder may direct the vote of his or her shares. The Plan Administrator will vote the shares according to the instructions it receives from the restricted stock holders. The Plan Administrator will vote restricted stock for which no votes are received in proportion to the votes that were received.

VESTING AND CANCELLATION. When the restricted period ends (or if the restrictions are waived), the agency, or division manager, as the case may be, as the shareholder, will have full power over the shares. They will have the same dividend and voting rights as other Citigroup shareholders. Shareholders may be allowed to sell these shares to Citigroup or to an affiliate. If repurchased by Citigroup, the shares may be used for future awards under the Plan. Citigroup has no commitment to purchase any shares.

In order to keep the shares it has been awarded, each agency and division manager, as the case may be, must continue to maintain certain levels of performance throughout the restricted period. If, at any time during the restricted period, the agency or division manager, as the case may be, fails to meet the minimum eligibility and persistency requirements for the plan year of the original deferral, the agency or division manager will forfeit all restricted stock awarded for that Plan Year. The Committee will make forfeiture determinations separately for each award for each Plan Year based on the Insurance Companies' recommendations.

 All restricted stock awards outstanding that have been awarded to an agency will be cancelled if, for any reason, it fails to maintain its general agency agreement with the Insurance Companies throughout the restricted period. A division manager's restricted stock awards that are outstanding will be cancelled if, he or she resigns (other than after reaching age 55) or Tower Square terminates the division manager for cause during the restricted period.

If restricted stock awards are cancelled, Citigroup will pay the agency or division manager, as the case may be, 90% of the dollar amount of the deferred compensation relating to the cancelled stock award, without interest. This cash payment will satisfy all obligations of Citigroup, the Insurance Companies, Tower Square and their affiliates to the agency, relating to the original deferral election and the restricted stock award. Once cancelled , an agency or division manager, as the case may be, has no further rights in the restricted stock.

ADMINISTRATION OF THE PLAN

THE COMMITTEE. The Plan is administered by the Committee, whose members may be changed at any time by the Board of Directors of Citigroup. All members of the Committee are outside directors of Citigroup. The Committee may delegate some or all of its authority to others.

POWERS OF THE COMMITTEE. The Committee has the exclusive right to:

       o  designate eligible agencies,


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       o  designate eligible division managers,

       o  determine eligibility requirements,

       o determine minimum and maximum compensation payable in restricted stock and all other terms of participation,

       o determine and/or modify the conditions of vesting and forfeiture and other terms and conditions of the awards under the Plan, and

       o make all other determinations in the interpretation and administration of the Plan.

The Committee has the authority to administer and interpret the Plan, and its decisions are final, binding and conclusive. Any claims or disputes relating to the awards granted under the Plan will be resolved by arbitration, according to the rules and procedures of the American Arbitration Association.

REPORTS. At least once a year, Citigroup will send each agency and division manager a report on the amount and status of its award (s). Agencies and division managers may request additional information about the Plan and its administrators by contacting The Travelers Insurance Company, Attention: Agency Sales, Plan Administrator, Travelers Life and Annuity Agency Capital Accumulation (CAP) Plan, One Cityplace, Hartford, CT 06103; telephone number
(860) 277-8168.

AUTHORIZED SHARES. Two hundred thousand (200,000) shares of common stock may be issued under the Plan. These shares will be purchased from the open market and reissued, as awards. The total number of shares may be increased or decreased, as determined by the Committee, due to stock dividend, recapitalization, stock split or other transaction that materially affects the common stock.

AWARD AGREEMENTS AND STOCK CERTIFICATES. Generally, an agency or division manager, as the case may be, has no rights to a restricted stock award until it signs and returns a Restricted Stock Award Agreement. Any stock certificate registered in the agency's name or the division manager's name, as the case may be, will contain a legend describing the terms and restrictions that apply to the restricted stock. At its option, Citigroup may make a book entry (I.E., a computerized or manual entry) in its records to evidence an award.

Citigroup's book entry system consists of a computerized tracking system which records items such as awards, transactions, elections and proxy mailings. Citigroup's records are binding on the agencies and division managers.

Once the restricted period is over, agencies may direct Citigroup to issue certificates to other individuals or to credit their Tower Square brokerage accounts with all or a portion of the common stock. This must be done in writing, and neither Citigroup, the Insurance Companies, Tower Square, nor its affiliates will have any liability in connection with these transactions. All certificates earned by division managers will be issued in his or her name.

The Committee may require Citigroup to hold any stock certificate issued in connection with the restricted stock until the restricted period is over.

RELATIONSHIP AMONG CITIGROUP, THE INSURANCE COMPANIES, THE AGENCY, TOWER SQUARE AND THE DIVISION MANAGER

The Plan described in this prospectus is for the benefit of general agencies and the division managers only. Citigroup and the agency or division manager, as the case may be, enter into the agreement for the restricted stock award. Agreements between an agency, its principals and associated agents do not create any legal obligations on the part of Citigroup, the Insurance Companies, Tower Square or any of their affiliates.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

THOSE WHO RECEIVE RESTRICTED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING ANY AND ALL TAX CONSEQUENCES ASSOCIATED WITH THE PLAN.

RESTRICTED STOCK. Generally, an agency or division manager, as the case may be, must include in ordinary income an amount equal to the fair market value of the restricted stock when the restricted period expires. At this time, Citigroup will withhold any tax required under the law. If the restricted stock is forfeited, there are no tax consequences. Or, under a "Section 83 (b) election", an agency or division manager, as the case may be, may choose to include as

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

ordinary income the award's fair market value on the date that the restricted stock is transferred to it (I.E., before the restricted period expires). If an agency or division manager, as the case may be, chooses to do this, and the stock is forfeited after being included as ordinary income for tax purposes, no deduction or tax refund is allowed for that amount. An election of this type may be made within 30 days of the date of the transfer.

The tax basis for the restricted stock equals the amount of ordinary income recognized by the agency or division manager, as the case may be, for that stock. Once the restricted period expires, if shares are sold, an agency or division manager, as the case may be, will generally recognize capital gain or loss if the restricted stock has been held as a capital asset. The capital gain or loss will be treated as long-term if the stock sold was held for more than one (1 ) year.

DIVIDENDS. During the restricted period, dividends paid on restricted stock are taxable as compensation to the agency or the division manager. However, dividends are taxable as dividend income, not compensation, if an agency has made a Section 83 (b) election, and/or if dividends are received after the restricted period expires. Dividends taxed as dividend income are not subject to withholding requirements.

CHANGE OF CONTROL

If there is a change of control, as defined in the Plan, all restrictions on the restricted stock awards will immediately lapse. The change of control may consist of one or more events.

AMENDMENTS TO OR DISCONTINUANCE OF THE PLAN

The Board of Directors of Citigroup may terminate, amend or modify the Plan at any time. However, the Board cannot make any change that would adversely affect an existing award without the consent of the agency or division manager affected unless such change is mandated by law.

                                 USE OF PROCEEDS

Citigroup will not receive cash proceeds from agencies or division managers in connection with issuing restricted stock.

                       WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, Citigroup filed a registration statement (No. 333-68989) relating to the securities offered by this prospectus with the Securities and Exchange Commission ("SEC"). This prospectus is a part of that registration statement, which includes additional information.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC's public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

The SEC allows Citigroup to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(a)      Annual Report on Form 10-K for the year ended December 31, 2003;

(b) Current Report on Form 8-K filed on May 14, 2004 (conforming Citigroup's business segment results to reflect the implementation of the Risk Capital Allocation Methodology);

(c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

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(d)      Current Reports on Form 8-K filed on January 12, 2004, January 15,
         2004, January 20, 2004, February 9, 2004, February 10, 2004, March 29,
         2004, April 2, 2004, May 5, 2004, May 10, 2004, May 13, 2004, May 14,
         2004, May 27, 2004, June 4, 2004, June 9, 2004, June 21, 2004, July 15,
         2004, July 16, 2004, July 20, 2004, July 29, 2004, August 11, 2004,
         August 31, 2004, September 17, 2004, September 21, 2004, September 27, 2004, September 27, 2004, October 14, 2004, October 20, 2004, October 20, 2004, October 22, 2004, November 1, 2004, November 5, 2004 and
         November 23, 2004;

All documents Citigroup files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

              Citigroup Document Services
              140 58th Street, Suite 7i
              Brooklyn, NY 11220
              (877) 936-2737 (toll free)
              (718) 765-6514 (outside the U.S.)

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. Citigroup has not authorized anyone to provide you with different information. Citigroup is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.


                                  LEGAL MATTERS

 Kathleen A. McGah, Assistant Secretary and Deputy General Counsel of The Travelers Insurance Company, has passed upon the validity of the shares issued under the Plan, and beneficially owns, or has rights to acquire under the Company's employee benefit plans, an aggregate of less than 1% of the Company's common stock.

                                     EXPERTS

The consolidated financial statements of Citigroup Inc. as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been audited by KPMG LLP, Independent Registered Public Accounting Firm, as set forth in their report dated February 26, 2004 (except as to Note 4, which is as of May 14, 2004) on the consolidated financial statements. The consolidated financial statements for the year ended December 31, 2003 are included in Citigroup's May 14, 2004 Current Report on Form 8-K and are incorporated by reference in this prospectus. The consolidated financial statements included in the May 14, 2004 Current Report on Form 8-K have been conformed to reflect the implementation of the Risk Capital Allocation Methodology on Citigroup's business segment results. The report of KPMG LLP included in this Form 8-K also is incorporated by reference in this prospectus. The report of KPMG LLP refers to changes, in 2003, in Citigroup's methods of accounting for variable interest entities and stock-based compensation, in 2002, in Citigroup's methods of accounting for goodwill and intangible assets and accounting for the impairment or disposal of long-lived assets, and, in 2001, in Citigroup's methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001. The consolidated financial statements of Citigroup referred to above are incorporated by reference in this prospectus in reliance upon such report and upon the authority of that Firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.


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